Exhibit 12


                   CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                (Dollars in Millions)


                              Nine Months
                                   Ended          Year Ended December 31,
                                            ----------------------------------
                       September 30, 1996   1995(1) 1994   1993   1992(2) 1991
                              -----------  -----   -----  -----   -----  -----
Net Income before
 Cumulative Effect of
 Changes in Accounting
 Principles                      $2,143    $ 930  $1,693 $1,265  $2,210 $1,293

Income Tax Expense                2,049    1,094   1,322  1,389   1,508  1,302

Distributions (Less Than)
 Greater Than Equity in
  Earnings of Less Than 50%
  Owned Affiliates                  (11)      (5)     (3)     6      (9)   (20)

Minority Interest                     4        0       3     (2)      2      2

Previously Capitalized Interest
 Charged to Earnings During Period   16       47      32     20      18     17

Interest and Debt Expense           380      557     453    390     490    585

Interest Portion of Rentals(3)      117      148     156    169     152    153
                                  -----    -----   -----  -----   -----  -----
Earnings before Provisions for
   Taxes and Fixed Charges       $4,698   $2,771  $3,656 $3,237  $4,371 $3,332
                                  -----    -----   -----  -----   -----  -----

Interest and Debt Expense        $  380   $  557  $  453 $  390  $  490 $  585

Interest Portion of Rentals(3)      117      148     156    169     152    153

Capitalized Interest                 86      141      80     60      46     30
                                  -----    -----   -----  -----   -----  -----
   Total Fixed Charges           $  583   $  846  $  689 $  619   $ 688 $  768
                                  -----    -----   -----  -----   -----  -----

Ratio of Earnings to
 Fixed Charges                     8.06     3.28    5.31   5.23    6.35   4.34

(1) The information for 1995 and subsequent periods reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2) The information for 1992 and subsequent periods reflects the company's adoption of the Financial Accounting Standards Board Statements No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(3) Calculated as one-third of rentals.
                                            -20-